Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Thursday, November 1 at 8:30 a.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/736-4610 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21607995 (through November 8)

Carmike Cinemas Reports 2012 Q3 Results

– Per Patron Concessions/Other Revenue Metric Increases for 11th Straight Quarter –

– Announced Agreement to Acquire 16 Theatres with 251 Screens from Rave Reviews Cinemas, L.L.C. –

COLUMBUS, GA – November 1, 2012 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and nine month periods ended September 30, 2012, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2012	2011	2012	2011
Total operating revenue	$127.5	$133.3	$394.3	$360.3
Operating income	7.4	13.8	38.1	26.8
Interest expense	8.6	8.1	25.5	25.8
Theatre level cash flow, excluding acquisition-related expenses (1)(2)	24.2	26.6	82.9	67.5
Net income (loss)	0.2	3.1	4.7	(9.4)
Adjusted net income (loss), excluding acquisition-related expenses (1)(2)	2.3	3.1	11.3	(7.6)
Adjusted EBITDA, excluding acquisition-related expenses (1)(2)	19.4	22.1	68.1	53.8

(in millions)	Sept. 30, 2012	Dec. 31, 2011
Total debt (1)	$325.0	$315.4
Net debt (1)	$242.9	$301.8

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three and nine months ended September 30, 2012 and 2011, as well as a schedule of total debt and net debt as of September 30, 2012 and December 31, 2011, are included in the supplementary tables accompanying this news announcement.
(2)	Theatre level cash flow, adjusted net income (loss) and adjusted EBITDA exclude merger and acquisition-related expenses, primarily related to the Rave transaction, during the three and nine months ended September 30, 2012.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “While only slightly outperforming the industry box office, we are nevertheless pleased that Carmike’s quarterly box office results were ahead of the overall U.S. industry for the fifth consecutive quarter. The Company’s Q3 admissions revenue bettered the reported national 6.7% year-over-year quarterly decline by about 10 basis points. We think it’s important to note that the 2012 domestic third quarter box office competed with the all-time strongest like quarter on record in 2011, somewhat mitigating the year over year decline. The nine month US total box office is up 3.6% compared to 2011, and Carmike is up 8.1%. We think the year to date numbers bode well for both Carmike and the industry at large.

“Growing Carmike’s concessions and other revenues continues to be an area of both ongoing focus and demonstrable success for us. On a per patron basis, this key metric increased for the eleventh consecutive quarter in Q3. As has been our practice, we are actively experimenting with and exploring ways to generate further improvements.

“On September 28th we signed a definitive agreement to purchase 16 entertainment complexes with an aggregate of 251 screens based in seven states and 13 individual markets from Rave Reviews Cinemas, L.L.C.. The Rave transaction is a significant step for Carmike strategically and operationally, bringing us closer to our goal of expanding our footprint to 300 theatres and 3,000 screens. The acquisition will increase our revenue and operating base with state-of-the-art theatres located in markets where we believe we can quickly apply our operating and management disciplines which we believe will drive strong cash flow. In line with our stated objectives, we believe the transaction will add new value for our shareholders without materially increasing our leverage ratio.”

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Average theatres	233	235	235	236
Average screens	2,244	2,217	2,256	2,221
Average attendance per screen (1)	5,504	6,013	16,449	16,106
Average admissions per patron (1)	$6.52	$6.49	$6.76	$6.51
Average concessions/other revenue per patron (1)	$3.81	$3.57	$3.88	$3.63
Total attendance (in thousands) (1)	12,353	13,332	37,117	35,776
Total operating revenue (in thousands)	$127,476	$133,334	$394,311	$360,342

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike’s average Q3 admissions per patron increased 0.5% to $6.52, primarily due to an increase in premium admissions sold versus the comparable year-earlier quarter. Average concession and other revenue per patron rose 6.7% to $3.81. In aggregate, per patron spending was $10.33, compared to $10.06 in the 2011 third quarter.

Carmike Cinemas’ Chief Financial Officer Richard B. Hare stated, “On the expense side, Q3 film exhibition costs as a percentage of admissions revenues increased 30 basis points compared to the year-earlier quarter, while other theatre operating costs declined by approximately $700,000 to $53.4 million. The year-over-year increase in general and administrative expenses of $1.2 million was primarily driven by higher professional fees related to merger and acquisition activity, which includes the Rave transaction that we expect to close during the fourth quarter of this year. As expected, interest expense rose to $8.6 million following our successful transition from term debt to a fixed seven-year notes financing, which offered us additional financial flexibility to grow our circuit.

“Carmike finished the quarter with $242.9 million in net debt, down from $301.8 million at December 31, 2011. Our quarter-end balance sheet included $82.0 million of cash, including the $19 million we will pay for the Rave assets,” Mr. Hare added.

Mr. Passman concluded, “We are delighted that Q4 is off to a solid start at the box office and are optimistic that this trend will continue in the quarter with a diverse and attractive movie slate. Over the past few years, Carmike has refined its operating and financial focus and the results confirm our belief that we are on the right path to growing enterprise value. Looking forward, our excitement for Carmike’s prospects is even greater as we complete our recently announced acquisition and integrate these assets into our growing theatrical circuit.”

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, write-off of note receivable, merger and acquisition-related expenses loss on sale of property and equipment and severance agreement charges, net of tax. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus income from unconsolidated affiliates, loss from discontinued operations, loss on extinguishment of debt, severance agreement charges, merger and acquisition-related expenses, loss on sale of property and equipment, write-off of note receivable and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of September 30, 2012, Carmike had 232 theatres with 2,242 screens in 35 states. Carmike’s digital cinema footprint reached 2,119 screens, including 208 theatres with 748 screens that are also equipped for 3-D. The circuit also includes 14 “Big D” large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious seating. As “America’s Hometown Theatre Chain,” Carmike’s primary focus for its locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding growth and the Company’s strategies and operating goals as well as the closing and financial and operating impact of the Rave transaction. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to close the Rave transaction and achieve expected results from the transaction; general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR – Investor Relations/Corporate Communications	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$80,409	$86,081	$250,423	$231,677
Concessions and other	47,067	47,253	143,888	128,665

Total operating revenues	127,476	133,334	394,311	360,342

Operating costs and expenses:
Film exhibition costs	44,146	46,996	136,126	125,627
Concession costs	5,768	5,671	16,863	14,858
Other theatre operating costs	53,380	54,093	158,465	152,385
General and administrative expenses	5,650	4,458	15,826	13,687
Severance agreement charges	95	—	588	845
Depreciation and amortization	8,488	8,246	24,028	23,905
Loss on sale of property and equipment	699	47	948	108
Write-off of note receivable	—	—	—	750
Impairment of long-lived assets	1,835	18	3,371	1,342

Total operating costs and expenses	120,061	119,529	356,215	333,507

Operating income	7,415	13,805	38,096	26,835
Interest expense	8,605	8,050	25,478	25,833
Loss on extinguishment of debt	—	—	4,961	—

(Loss) income from before income tax and income from unconsolidated affiliates	(1,190)	5,755	7,657	1,002
Income tax expense	464	3,936	3,822	11,251
Income from unconsolidated affiliates	1,950	1,291	958	987

Income from continuing operations	296	3,110	4,793	(9,262)
Loss from discontinued operations	(63)	(20)	(130)	(163)

Net income (loss)	$233	$3,090	$4,663	$(9,425)

Weighted average shares outstanding:
Basic	17,519	12,823	15,775	12,801
Diluted	17,881	12,849	16,061	12,801

Net income (loss) per common share (Basic):
Income (loss) from continuing operations	$0.02	$0.24	$0.31	$(0.72)
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	(0.01)

Net income (loss) per common share	$0.01	$0.24	$0.30	$(0.73)

Net income (loss) per common share (Diluted):
Income (loss) from continuing operations	$0.02	$0.24	$0.30	$(0.72)
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	(0.01)

Net income (loss) per common share	$0.01	$0.24	$0.29	$(0.73)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$233	$3,090	$4,663	$(9,425)
Income tax expense	464	3,936	3,822	11,251
Interest expense	8,605	8,050	25,478	25,833
Depreciation and amortization	8,488	8,246	24,028	23,905

EBITDA	$17,790	$23,322	$57,991	$51,564
Income from unconsolidated affiliates	(1,950)	(1,291)	(958)	(987)
Loss from discontinued operations	63	20	130	163
Loss on extinguishment of debt	—	—	4,961	—
Severance agreement charges	95	—	588	845
Merger and acquisition-related expenses	831	—	1,030	—
Loss on sale of property and equipment	699	47	948	108
Write-off of note receivable	—	—	—	750
Impairment of long-lived assets	1,835	18	3,371	1,342

Adjusted EBITDA	$19,363	$22,116	$68,061	$53,785

General and administrative expenses (1)	4,819	4,458	14,796	13,687

Theatre level cash flow	$24,182	$26,574	$82,857	$67,472

(1)	Excludes merger and acquisition-related expenses for the three and nine months ended September 30, 2012.

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	September 30, 2012	December 31, 2011
Current maturities of long-term debt, capital leases and long-term financing obligations	$2,216	$3,959
Long-term debt, less current maturities	209,530	196,880
Capital leases and long-term financing obligations, less current maturities	113,237	114,608

Total debt	$324,983	$315,447
Less cash and cash equivalents	(82,043)	(13,616)

Net debt	$242,940	$301,831

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$233	$3,090	$4,663	$(9,425)
Impairment of long-lived assets	1,835	18	3,371	1,342
Write-off of note receivable	—	—	—	750
Loss on extinguishment of debt	—	—	4,961	—
Severance agreement charges	95	—	588	845
Merger and acquisition-related expenses	831	—	1,030	—
Loss on sale of property and equipment	699	47	948	108
Tax effect of adjustments to net income (loss) (1)	(1,367)	(26)	(4,305)	(1,203)

Adjusted net income (loss)	$2,326	$3,129	$11,256	$(7,583)

Weighted average shares outstanding (basic)	17,519	12,823	15,775	12,801
Weighted average shares outstanding (diluted)	17,881	12,849	16,061	12,801
Adjusted net income (loss) per share (basic)	$0.13	$0.24	$0.71	$(0.59)
Adjusted net income (loss) per shares (diluted)	$0.13	$0.24	$0.70	$(0.59)

(1)	Adjustments to net income (loss) for the three and nine months ended September 30, 2012 and 2011 are shown net of tax effect of 39.5%, which represents the estimated combined federal and state tax rates.